UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2016

Johnson Outdoors Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	0-16255	39-1536083
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 Main Street, Racine, Wisconsin 53403
(Address of principal executive offices, including zip code)

(262) 631-6600
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 1, 2016, W. Lee McCollum retired from the Board of Directors of Johnson Outdoors Inc. (“the Company”).  Mr. McCollum did not retire from the Board of Directors due to any disagreement with the Company.

Effective November 1, 2016 and upon recommendation from the Nominating and Corporate Governance Committee, the Company's Board of Directors appointed Mr. Edward Stevens as a director of the Company to fill the vacancy created by Mr. McCollum's retirement.  Mr. Stevens is an independent director under the applicable standards of the NASDAQ Stock Market.  Mr. Stevens has not been appointed to any committee of the Board of Directors at this time.  Mr. Stevens was not appointed to the Board as a result of any arrangement or understanding between him and any other person.  Pursuant to the terms of the Johnson Outdoors Inc. 2012 Non-Employee Director Stock Ownership Plan, effective with his appointment, Mr. Stevens was awarded restricted stock units having an award value approximating $45,000 on the grant date.  These restricted stock units all vest on the one year anniversary of the grant date.

There are no transactions between Mr. Stevens and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOHNSON OUTDOORS INC.

Date: November 1, 2016	By:	/s/ David W. Johnson
David W. Johnson, Vice President and Chief Financial Officer